Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK HOLDINGS, INC. AND NORTEK, INC.
ANNOUNCE EXTENSION OF TENDER OFFERS

PROVIDENCE, RI, August 17, 2004—Nortek Holdings, Inc. (“Nortek Holdings”), the parent company of Nortek, Inc. (“Nortek”), and Nortek, a leading international designer, manufacturer and marketer of high-quality brand name building products, announced today that they have extended the expiration date for Nortek Holdings’ previously announced tender offer to purchase for cash all of its outstanding 10% Senior Discount Notes due 2011 (the “Discount Notes”) and Nortek’s previously announced tender offers to purchase for cash all of its outstanding 9.875% Senior Subordinated Notes due June 15, 2011 (the “9.875% Notes”) and Senior Floating Rate Notes due 2010 (“Floating Rate Notes”).

The tender offers by Nortek Holdings and Nortek (the “Companies”), each previously scheduled to expire at 9:00 a.m., New York City time, on August 17, 2004, will now expire at 9:00 a.m., New York City time, on August 27, 2004, unless further extended. Each tender offer is conditioned upon, among other things, the consummation of the acquisition of Nortek Holdings by a corporation formed at the direction of affiliates of Thomas H. Lee Partners, L.P.

Information regarding the pricing, tender and delivery procedures and conditions to the tender offers is contained in the Offer to Purchase and Consent Solicitation Statement dated July 20, 2004 and the Consent and Letter of Transmittal distributed with the Offer to Purchase and Consent Solicitation Statement, as supplemented by this press release and our press releases dated July 29, 2004 and August 3, 2004 (the “Offer Documents”).

UBS Securities LLC and Credit Suisse First Boston LLC, the dealer managers for the tender offers and the solicitation agents for the consent solicitations, can be contacted at (888) 722-9555 extension 4210 and (800) 820-1653, respectively. MacKenzie Partners, Inc. is acting as information agent and can be contacted at (800) 322-2885. Copies of the Offer Documents and other related documents may be obtained from the information agent.

The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the notes or any other securities of Nortek Holdings and Nortek. No recommendation is made as to whether holders of the notes should tender their notes.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Nortek Holdings and Nortek and necessarily involve risks and uncertainties that could cause actual future events to differ materially from those set forth in the forward-looking statements. There is no assurance that the tender offers by Nortek Holdings and Nortek will be consummated.

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